As filed with the Securities and Exchange Commission
on February 16, 2000

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PARAMETRIC TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2866152

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization

Technology Drive, Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

2000 EQUITY INCENTIVE PLAN

(Full title of Plan)

Edwin J. Gillis
Executive Vice President, Chief Financial Officer and Treasurer
Parametric Technology Corporation
128 Technology Drive
Waltham, Massachusetts 02453

(Name and address of agent for service)

(781) 398-5000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock,	11,500,000 shares [1]	$ 22.34375[2]	$256,953,125[2]	$ 67,836
$.01 par value

(1)	This Registration Statement registers shares to be offered by us pursuant to our 2000 Equity Incentive Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low sale prices of the Common Stock as reported by the Nasdaq National Market on February 10, 2000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(a) Our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) All other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(c) The description of our Common Stock, par value $.01 per share (the "Common Stock"), contained in our registration statement on Form 8-A, filed with the Commission on October 26, 1989, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed after the date of this Registration Statement by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Restated Articles of Organization, we have elected to commit to provide indemnification to our directors and officers in specified circumstances. Generally, Article 6 of our Restated Articles of Organization provides that we shall indemnify our directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers or by reason of their agreeing to serve, at our request, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any of our employee benefit plans. Under this provision, we indemnify our directors or officers for all expenses, judgments, fines and amounts paid in settlement of such proceedings, even if the director or officer is not successful on the merits, if the director or officer acted in good faith and in a manner he or she reasonably believed to be in our best interests.

Our Restated Articles of Organization establish the presumption that the director or officer has met the applicable standard of conduct required for indemnification. The indemnification described above shall be made unless the Board of Directors or independent counsel determines that the applicable standard of conduct has not been met. Such a determination may be made by a majority of a quorum of the directors, independent legal counsel, the stockholders, or a court of competent jurisdiction. The Board of Directors shall authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

Our Restated Articles of Organization also provide that, in the event of a determination by the Board of Directors or independent legal counsel that a director or officer did not meet the standard of conduct required for indemnification, or if we fail to make an indemnification payment or an advance of expenses within 60 days after such payment is claimed by a director or officer, such director or officer may petition a court to make an independent determination of whether such director or officer is entitled to indemnification. Our Restated Articles of Organization explicitly provide for partial indemnification of costs and expenses in the event that a director or officer is not entitled to full indemnification.

Article 6 of our Restated Articles of Organization also eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General laws prohibits the elimination or limitation of such liability.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index immediately following signature pages.

Item 9. Undertakings.

          (a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions referred to in Item 6 hereof, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on the 10th day of February, 2000.

PARAMETRIC TECHNOLOGY CORPORATION

By: /s/ Steven C. Walske

Steven C. Walske Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

     We, the undersigned officers and directors of Parametric Technology Corporation, hereby severally constitute Edwin J. Gillis, David R. Friedman, Esq., and Mathew C. Dallett, Esq., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Parametric Technology Corporation to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     WITNESS our hands and common seal on the date set forth below.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

(i)	Principal Executive Officer:

	/s/ Steven C. Walske	Chief Executive Officer	February 10, 2000
	Steven C. Walske	and Chairman of the Board

(ii)	Principal Financial and Accounting Officer:

	/s/ Edwin J. Gillis	Executive Vice President,	February 10, 2000
	Edwin J. Gillis	Chief Financial Officer and Treasurer

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	Signature	Title	Date

(iii)	Board of Directors:

	/s/ Steven C. Walske	Director	February 10, 2000
Steven C. Walske

	/s/ C. Richard Harrison	Director	February 10, 2000
C. Richard Harrison

	/s/Robert N. Goldman	Director	February 10, 2000
Robert N. Goldman

	/s/Donald K. Grierson	Director	February 10, 2000
Donald K. Grierson

	/s/ Noel G. Posternak	Director	February 10, 2000
Noel G. Posternak

	/s/ Michael E. Porter	Director	February 10, 2000
Michael E. Porter

	/s/ Oscar B. Marx, III	Director	February 10, 2000
Oscar B. Marx, III

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EXHIBIT INDEX

Exhibit Number	Description

4.1(a)

Restated Articles of Organization of Parametric Technology Corporation adopted February 4, 1993 (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996 and incorporated herein by reference).

4.1(b)

Articles of Amendment to Restated Articles of Organization adopted February 9, 1996 (filed as Exhibit 4.1(b) to our Registration Statement on Form S-8 (Registration No. 333-01297) and incorporated herein by reference).

4.1(c)

Articles of Amendment to Restated Articles of Organization adopted February 13, 1997 (filed as Exhibit 4.1(b) to our Registration Statement on Form S-8 (Registration No. 333-22169) and incorporated herein by reference).

4.2	By-Laws, as amended and restated (filed as Exhibit 3.2 to our Annual Report on Form 10-K, filed on December 29, 1999 and incorporated herein by reference).

5.1	Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder (filed herewith).

23.1	Consent of Palmer & Dodge LLP (included in Exhibit 5.1) (filed herewith).

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).

24.1	Power of Attorney (contained on the signature page hereto).